Exhibit (d)(4)

One Equity Partners

320 Park Avenue

New York, New York 10022

July 2, 2012

Legend Parent, Inc.

Legend Acquisition Sub, Inc.

c/o One Equity Partners V, L.P.

320 Park Avenue

New York, New York 10022

Re:	Equity Commitment Letter

Gentlemen:

It is contemplated that, pursuant to an Agreement and Plan of Merger (as the same may be amended or modified from time to time, the “Merger Agreement”), to be entered into and dated as of the date hereof, among Legend Parent, Inc. (“Parent”), a Delaware corporation, which is a wholly-owned subsidiary of One Equity Partners V, L.P. (“One Equity Partners”), Legend Acquisition Sub, Inc. (“Merger Sub”), a Delaware corporation, which is a wholly-owned subsidiary of Parent, and MModal Inc., a Delaware corporation (the “Company”), Merger Sub will make a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all of the outstanding shares of Company Common Stock at the Offer Price, net to the seller thereof in cash, and, regardless of whether or not the Offer is completed, will merge with and into the Company, with the Company being the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement.

One Equity Partners is pleased to advise you of its commitment to provide equity financing in connection with the Offer Closing and/or the Merger Closing upon the terms and subject to the conditions set forth or referred to in this Equity Commitment Letter (this “Equity Commitment Letter”).

Pursuant to the terms of the Merger Agreement, One Equity Partners outlines herein its commitment, subject to the terms and conditions provided herein, of $447,000,000 (four hundred forty-seven million) (the “Committed Amount”) of equity financing to be used for the sole purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or Merger Consideration, together with related expenses.

1.	The obligations of One Equity Partners to provide equity financing in connection with the Offer Closing and/or the Merger Closing shall be subject to the satisfaction of the following conditions as applicable:

(a)	the Merger Agreement shall be in full force and effect and (i) with respect to the Offer Closing, all of the Offer Conditions have been satisfied or waived in accordance with the Merger Agreement, and (ii) with respect to the Merger Closing, all conditions to your obligations set forth therein shall have been satisfied or waived in accordance with the Merger Agreement (other than, in each case, any conditions that by their nature are to be satisfied at the Offer Closing or Merger Closing, as applicable, subject to such conditions being satisfied at such closing);

(b)	the Offer Closing, if the Offer Closing shall occur, and the Merger Closing shall have been consummated substantially contemporaneously in accordance with the terms of the Merger Agreement; and

(c)	the Debt Financing shall have been contemporaneously funded on the terms and conditions described in the Debt Commitment Letter.

2.	Subject to the terms and conditions set forth herein, One Equity Partners hereby commits to provide the Committed Amount of equity financing to Parent at or prior to the earlier of the Offer Closing and the Merger Closing solely to enable Parent to consummate the transactions contemplated by the Merger Agreement (including the Offer) in exchange for certain equity securities of Parent on terms to be agreed between Parent and One Equity Partners. Notwithstanding anything to the contrary contained herein: (i) the Committed Amount to be funded under this Equity Commitment Letter by One Equity Partners may, in the event that the Effective Time under the Merger Agreement has occurred or will be simultaneously occurring with the funding of the Committed Amount to Parent, be reduced in an amount specified by Parent but only to the extent that it will nevertheless be possible for Parent to consummate the transactions contemplated by the Merger Agreement in accordance with all requirements therein (and without breaching the terms of the Debt Commitment Letter or causing the failure of any of conditions set forth therein), and (ii) in no event shall One Equity Partners be liable under any circumstances under this Equity Commitment Letter or otherwise to contribute to, purchase equity or debt of, or otherwise pay an aggregate amount (whether to Parent, Merger Sub, the Company or any other person), in excess of the Committed Amount.

3.	Parent agrees (a) to indemnify and hold harmless One Equity Partners, its affiliates and their respective directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates, advisors or assignees (each an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Equity Commitment Letter, the Merger Agreement, the transactions contemplated thereby or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that Parent shall not be responsible for losses, claims, damages or liabilities that arise out of acts or omissions of an Indemnified Person that are taken in bad faith or constitute gross negligence or willful misconduct as determined by a final, non-appealable court order; and (b) to reimburse One Equity Partners and its affiliates on demand for all reasonable expenses (including due diligence expenses, travel expenses, and reasonable fees, charges and disbursements of counsel, accountants and other professionals) incurred by or on behalf of One Equity Partners in connection with this Equity Commitment Letter and the Merger Agreement or the administration, amendment, modification or waiver thereof. Notwithstanding anything to the contrary contained herein, One Equity Partners, on behalf of the Indemnified Persons, agrees that (i) any right to indemnification or reimbursement pursuant to this Section 3 or any other payment due from Parent or Merger Sub in accordance with the terms and conditions of this Equity Commitment Letter are subordinated to the Company’s claims against Parent and Merger Sub and (ii) the Indemnified Person will not seek any reimbursement pursuant to this Section 3 unless and until One Equity Partners’ obligations to fund pursuant to Sections 1 and 2 hereof have been satisfied in full or terminated in accordance with Section 5 hereof.

4.

This Equity Commitment Letter terminates automatically and immediately upon the earliest of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Company or any of its affiliates accepting payment from One Equity Partners under the Limited Guaranty or the occurrence of an event which, by the terms of the Limited Guaranty, is an event which terminates One Equity Partner’s obligations or liabilities under the Limited Guaranty, (c) the Company or any of its affiliates, securityholders or agents directly or indirectly asserting a claim against One Equity Partners or any Non-Recourse Party (as defined in the Limited Guaranty) in connection with this Equity Commitment Letter, the Merger Agreement, the Limited Guaranty, or any transaction contemplated hereby or thereby, other than a claim against One Equity Partners under the Limited Guaranty pursuant to the terms thereof, a claim against One Equity Partners under this Equity Commitment Letter pursuant to the terms hereof or a claim against Parent or Merger Sub under the Merger Agreement pursuant to the terms of Section 8.10 thereof, and (d) the Merger Closing (so long as One Equity Partners shall have funded the Committed Amount (as it may be reduced pursuant to clause (i) of Section 2 hereof)). Upon any such termination, this Equity Commitment Letter shall be of no further force or effect, and no party hereto shall have any further obligations hereunder, except that Section 3 and Section 6 hereof shall remain in full force and effect notwithstanding the termination of this Equity Commitment Letter or One Equity Partners’ commitment hereunder.

5.	The existence of this Equity Commitment Letter and its terms are strictly confidential and are not to be disclosed to anyone outside Parent, One Equity Partners and the Company, or their respective affiliates and equityholders, and their respective representatives, and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of One Equity Partners; provided, that this Equity Commitment Letter may be referenced in the Merger Agreement and in any ancillary documents in connection thereto. Notwithstanding the foregoing, any Person shall be permitted to disclose, use, circulate or quote the existence of this Equity Commitment Letter and its terms: (i) to the extent requested or demanded by any Governmental Authority, (ii) pursuant to court order, subpoena or legal process, (iii) as otherwise required by any Law (including without limitation securities Laws) or (iv) in connection with any litigation relating to this Equity Commitment Letter or any transactions contemplated herein or therein.

6. (a)

This Equity Commitment Letter may be amended or modified only by written agreement subsequently executed by One Equity Partners and Parent; provided, however, that any amendment, waiver or modification that would reasonably be expected to be adverse to the Company’s rights hereunder shall require the prior written consent of the Company. Neither this Equity Commitment Letter nor any of the rights, interests or obligations hereunder may be assigned by Parent, Merger Sub, the Company or One Equity Partners; provided that One Equity Partners and Parent shall be entitled to assign its respective rights, interests and obligations hereunder to any one or more of its respective affiliates under common control or to an entity managed or advised by any such respective affiliate under common control in which case all references herein to One Equity Partners or Parent, as the case may be, shall be deemed to include any such assignee; provided, further that such assignment shall not relieve One Equity Partners or Parent of its obligations hereunder, except to the extent actually performed or satisfied by the assignee. Any purported assignment in contravention of the foregoing shall be void.

(b)	This Equity Commitment Letter shall be governed by the laws of the State of Delaware without regard to any conflict of laws rules of any jurisdiction which might apply the laws of any other jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Chosen Courts, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Equity Commitment Letter or the actions of One Equity Partners, Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the Chosen Court. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Equity Commitment Letter, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 6(b) shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Chosen Court in the event any dispute arises out of this Equity Commitment Letter or the transactions contemplated by this Equity Commitment Letter, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Equity Commitment Letter in any court other than the Chosen Court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS EQUITY COMMITMENT LETTER OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

(c)	Together with the Limited Guaranty and the Merger Agreement, this Equity Commitment Letter contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective affiliates, representatives and agents in respect of such subject matter hereof.

(d)	Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission) or e-mail of a ..pdf attachment (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(d)):

    If to Parent or Merger Sub:

Legend Parent, Inc.

Legend Acquisition Sub, Inc.

c/o One Equity Partners V, L.P.

320 Park Avenue

New York, New York 10022

Facsimile: (212) 277-1586

Email: gregory.a.belinfanti@oneequity.com

             chris.ahrens@oneequity.com

Attention: Gregory A. Belinfanti

                   Chris Ahrens

    with a copy (which shall not constitute notice to Parent) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Facsimile: (212) 698-3599

Email: derek.winokur@dechert.com

Attention: Derek Winokur

If to One Equity Partners:

One Equity Partners V, L.P.

320 Park Avenue

New York, New York 10022

Facsimile: (212) 277-1586

Email: gregory.a.belinfanti@oneequity.com

            chris.ahrens@oneequity.com

Attention: Gregory A. Belinfanti

                  Chris Ahrens

with a copy (which shall not constitute notice to One Equity Partners) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Facsimile: (212) 698-3599

Email: derek.winokur@dechert.com

Attention: Derek Winokur

If to the Company:

MModal, Inc.

9009 Carothers Parkway

Franklin, Tennessee 37067

Fax: (866) 796-5127

Email: kathy.twiddy@mmodal.com

Attention: Chief Legal Officer

with a copy (which shall not constitute notice to the Company) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, California 90067

Email: dclivner@stblaw.com

Facsimile: (310) 407-7502

Attention: Daniel Clivner

(e)	If any term or other provision of this Equity Commitment Letter is invalid, illegal or unenforceable, all other provisions of this Equity Commitment Letter shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

(f)	Except as provided above, each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Equity Commitment Letter and the transactions contemplated hereby.

(g)	This Equity Commitment Letter may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same agreement.

(h)	Prior to the earlier of the Merger Closing or the Offer Closing, this Equity Commitment Letter may only be enforced by Parent (in a manner agreed to by One Equity Partners) and One Equity Partners; provided that, only in connection with the Merger Closing or the Offer Closing the Company may enforce this Equity Commitment Letter solely in accordance with, and to the extent permitted by, Section 8.10 of the Merger Agreement. Parent’s, Merger Sub’s and the Company’s and their respective subsidiaries’ respective creditors shall have no right to enforce this Equity Commitment Letter or to cause Parent to enforce this Equity Commitment Letter.

(i)	This Equity Commitment Letter shall inure to the benefit of and be binding upon Parent and One Equity Partners, and nothing in this Equity Commitment Letter, express or implied, is intended to confer upon any person or entity other than Parent and One Equity Partners any rights or remedies under, or by reason of, this Equity Commitment Letter or to confer upon any person or entity any rights or remedies against any person or entity other than Parent and One Equity Partners under or by reason of this Equity Commitment Letter; provided that One Equity Partners acknowledges that the Company has relied on this Equity Commitment Letter, and that the Company is an express third party beneficiary hereof solely for purposes of the last sentence of Section 3, and Sections 5, 6(a), 6(b), 6(c), 6(h) and 7 hereof.

7.

Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter, each of Parent, Merger Sub and the Company, by its acceptance of the benefits of this Equity Commitment Letter, covenants, agrees and acknowledges that no person other than One Equity Partners shall have any liability, obligation or commitment of whatever nature, known or unknown, whether due or to become due, assigned or unassigned, absolute, contingent or otherwise hereunder and that, notwithstanding that One Equity Partners may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of One Equity Partners, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of One Equity Partners or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of One Equity Partners under this Equity Commitment Letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

[Signature Page to Follow]

Very truly yours,

ONE EQUITY PARTNERS V, L.P.

By:	OEP General Partner V, L.P., its General Partner

By:	OEP Parent LLC, its General Partner

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Vice President

ACCEPTED AND AGREED

as of the date first set forth above:

LEGEND PARENT, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

LEGEND ACQUISITION SUB, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]